EXHIBIT 5

Thelen Reid & Priest LLP Attorneys At Law 875 Third Avenue New York, NY 10022-6225 Tel. 212.603.2000 Fax 212.603.2001 www.thelenreid.com

November 7, 2006

Javelin Pharmaceuticals, Inc. 125 CambridgePark Drive Cambridge, MA 02140

Ladies and Gentlemen:

We have acted as counsel to Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Post-Effective Amendment No. 2 to Form SB-2 on Form S-1 (the “Registration Statement”) relating to the registration of 15,146,660 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), which the Company had issued in its November 2005 private placement (the “Private Placement”).

This opinion is being rendered in connection with the filing by the Company of the Registration Statement with the Securities and Exchange Commission.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof; (iii) the agreements and documents relating to the Private Placement; (iv) the resolutions adopted by the Board of Directors of the Company relating to the filing of the Registration Statement; and (v) such other documents, certificates or other records as we have deemed necessary or appropriate.

Based upon the foregoing, and subject to the qualifications hereafter expressed, we are of the opinion that:

(1)	The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(2)	The shares of Common Stock included in the Registration Statement are presently issued and outstanding and were duly authorized, validly issued and are fully paid and non-assessable.

(3)
The shares of Common Stock included in the Registration Statement underlying stock purchase warrants issued in the Private Placement were issued and outstanding will be duly authorized, validly issued, fully-paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware laws and the federal laws of the United States of America.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Thelen Reid & Priest LLP

Thelen Reid & Priest LLP